Exhibit 99.1

TYME’s Novel Metabolic-Based Cancer Therapy, SM-88, Improves Survival in Phase II Study of Patients with Advanced Pancreatic Cancer

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68% of evaluable patients with actively progressing end-stage pancreatic cancer receiving monotherapy SM-88 remain alive with a median follow-up of 4.3 months (median 5.8 months from completing last therapy)

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Of 14 patients receiving SM-88 as third-line therapy, 79% remain alive after a median follow-up of 4.7 months; survival was more than double when compared to the median expected survival of third-line pancreatic patients based on historical trials

•	Median reduction of 73% in circulating tumor cell burden was reported in evaluable patients

•	Study supported SM-88’s existing favorable safety profile and was well tolerated as an oral monotherapy

•	TYME plans to advance SM-88 third-line pancreatic cancer registrational regulatory strategy in 2019 based on study results

•	SM-88 presentation scheduled for Friday, January 18th at American Society of Clinical Oncology’s (ASCO) 2019 Gastrointestinal Cancers Symposium

NEW YORK, January 18, 2019 (GLOBE NEWSWIRE) — Tyme Technologies, Inc. (NASDAQ: TYME), an emerging biotechnology company developing metabolic-based cancer therapies announces that an open label phase II clinical trial evaluating SM-88 as a monotherapy in end-stage patients with advanced pancreatic cancer demonstrated substantially improved survival benefit compared to expected median overall survival outcomes.

The 88-Panc open label phase II trial investigation involved 38 heavily pretreated patients with actively progressing metastatic pancreatic cancer who had received a median of two prior systemic therapies, and had significant disease related mortality. Researchers found that 68% of patients treated with SM-88, (19 of 28) remained alive after a median of 4.3 months of follow-up (median 5.8 months since completing prior treatment). Median survival has not been concluded for either evaluable or intent-to-treat (ITT) subjects with 60% of ITT subjects still alive.

As of Jan 6, 2019; evaluable patients include patients completing one cycle of therapy

The survival data with SM-88 is significantly longer than published results in historical trials for comparable patients. SM-88 also demonstrated anti-tumor activity by computed topography (CT), positron emission topography (PET), and circulating tumor cell burden:

•	42% (8/17) stable disease or better at two-months under RECIST criteria, including 12% (2/17) with target lesion reductions of greater than 30%

•	64% (7/11) stable disease or better at two-months using PET imaging, including reductions of up to 70%

•	74% (16/23) with circulating tumor cell reductions of 30% or greater

“We have no real options for treating end-of-life patients with advanced pancreatic cancer,” said Dr. Vincent Picozzi, Director of the Pancreaticobiliary Program at the Floyd & Delores Jones Cancer Institute at Virginia Mason Medical Center, Principal Investigator in the Tyme Phase II metastatic pancreatic cancer trial, and a Precision Promise Committee Chair. “The current survival when considering the safety of SM-88, offers new hope to both patients and physicians seeking viable treatment options for advanced patients.”

SM-88 was well tolerated with only 2 (6.5%) serious adverse events (SAEs) deemed at least potentially-related to SM-88. These SAEs both occurred in one patient, who continued on SM-88 treatment.

The 88-Panc results are from an investigational study. SM-88 is not approved for the treatment of patients with advanced pancreatic cancer.

Further details of this study will be highlighted by Dr. Vincent Picozzi and other 88-Panc primary investigators at the ASCO 2019 Gastrointestinal Cancers Symposium in San Francisco, CA on Friday, January 18, 2019, 11:30AM-1:00 PM (PST) and 5:30- 6:30 PM (PST) during the Poster Session B: “Cancers of the Pancreas, Small Bowel, and Hepatobiliary Tract” at the Moscone West Building, San Francisco. The posters will also be available on our website (www.tymeinc.com/data-publications).

Tyme management will be hosting a conference call for analysts and investors today, January 18th at 9:00AM EST to discuss the SM-88 data being presented at the ASCO GI conference. Those interested in participating in the call should dial: (877) 705-6011 (Domestic) / (201) 493-6730 (International); and enter passcode: 13686312. The call will also be viewable via webcast, which can be accessed through the “Investors” tab of the company’s website (ir.tymeinc.com). A replay of this conference call will also be available via webcast shortly after the event.

The SM-88 Posters to be presented at ASCO GI include:

Title:	Phase II trial of SM-88 in Patients with Metastatic Pancreatic Cancer: Preliminary Results of the 1st Stage. (link to poster)
Authors:	Marcus Smith Noel, Andrea Wang-Gillam, Allyson J. Ocean, Sant P. Chawla, Giuseppe Del Priore, Vincent J. Picozzi

Title:	Designing Clinical Trials in 3L+ Pancreatic Cancer. (link to poster)
Authors:	Victoria G. Manax, Valery Chatikhine, Saundra Kirven, Ben R Taylor

Title:	Feasibility of SM-88 in PC After Multiple Prior Lines and ECOG <2 (NCT03512756 (link to poster)
Authors:	Marcus Smith Noel, Andrea Wang-Gillam, Allyson J. Ocean, Giuseppe Del Priore, Vincent J. Picozzi

Title:	Phase II pharmacokinetics of Oral SM-88 in Heavily Pre-Treated Advanced Pancreatic Ductal Adenocarcinoma (PC). (link to poster)
Authors:	Marcus Smith Noel, Martin Fernandez-Zapico, Gerald H. Sokol, Giuseppe Del Priore

About the SM-88 Study

In the SM-88 trial, a TYME-sponsored, open-label, multi-site, randomized, study of 38 advanced pancreatic cancer patients with disease progression were eligible. The primary endpoint of the study is response rate by Blinded Independent Central Review. Other endpoints including progression-free survival, overall response rate and overall survival determined by investigator, circulating tumor cell responses, and overall response rate determined by independent radiological review, as well as safety and tolerability in this end-stage patient population.

About Advanced Pancreatic Cancer

Advanced pancreatic cancer is a difficult-to-treat cancer with the lowest survival rates among all cancer types. Across all patients with pancreatic cancer, relative 5-year survival is 6% and is less than 2% for those with advanced disease. The median survival for patients in end-stage of the disease is approximately 2 months. There are two main types of pancreatic cancer - adenocarcinomas, which accounts for approximately 90% of all pancreatic cancer, and neuroendocrine tumors. Pancreatic cancer is relatively uncommon with new cases accounting for only 2.1% of all newly diagnosed cancers. However, pancreatic cancer is the fourth most common cause of cancer death for men and women in the United States.

About SM-88

SM-88 is a novel combination therapy that utilizes a proprietary dysfunctional tyrosine derivative to interrupt the metabolic processes of cancer cells, breaking down the cells’ key defenses and making them vulnerable to oxidative stress and death. SM-88 has demonstrated efficacy in the treatment of multiple oncology indications, including breast and prostate, and pancreatic cancer, without low reported toxicities or serious adverse events.

About Tyme Technologies

Tyme Technologies, Inc., is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress. Tyme’s lead program, SM-88, is expected to enter a pivotal trial in metastatic pancreatic cancer during 2019. For more information, visit www.tymeinc.com. Follow us on social media: @tyme

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates (including SM-88), their clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Tyme’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of Tyme’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 13, 2018, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov).

The information contained in this press release is as of release date and Tyme assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

Contact

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com

Source: Tyme Technologies, Inc.